As filed with the Securities and Exchange Commission on December 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AVID BIOSERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3698422
(State or other jurisdiction of of incorporation or organization)	(IRS Employer Identification No.)

2642 Michelle Drive, Suite 200, Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

2018 Omnibus Incentive Plan

(Full title of the plan)

Mark R. Ziebell

Vice President and General Counsel

2642 Michelle Drive, Suite 200

Tustin, California 92780

(714) 508-6100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share: Shares reserved for issuance under the 2018 Omnibus Incentive Plan	7,152,404	(2)	$5.347	(3)	$38,243,904	$4,635
Common Stock, $0.001 par value per share: Outstanding awards under the 2018 Omnibus Incentive Plan	99,520	(4)	$5.403	(5)	$537,707	$65

TOTAL	7,251,924				$38,781,611	$4,700

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that may become issuable under the 2018 Omnibus Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or similar adjustments.
(2)	Represents (a) 2,350,000 shares of Common Stock initially available for awards under the 2018 Plan reserved for issuance pursuant to the 2018 Plan, plus (b) an aggregate of 1,892,100 shares of Common Stock previously reserved but unissued and not subject to outstanding awards under the Registrant’s 2009 Stock Incentive Plan, 2010 Stock Incentive Plan and 2011 Stock Incentive Plan (the “Prior Plans”) that are now available for issuance under the 2018 Plan, plus (c) up to an aggregate of 3,009,824 shares of Common Stock reserved but unissued and subject to outstanding awards under the Prior Plans, less (d) 99,520 shares of Common Stock underlying stock options granted pursuant to the 2018 Plan and outstanding as of the date of this Registration Statement. To the extent outstanding awards under the Prior Plans are forfeited or lapse unexercised prior to the expiration of such Prior Plans, the shares of common stock subject to such awards will be available for issuance under the 2018 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the NASDAQ Capital Market on December 3, 2018.

(4)	Represents shares of Common Stock subject to outstanding stock option awards previously granted under the 2018 Omnibus Incentive Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based upon the weighted average exercise price for outstanding stock option awards granted pursuant to the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee, officer, director or other person, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), who is eligible to participate in the Avid Bioservices, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by Avid Bioservices, Inc. (the “Company” or “Registrant”) with the SEC are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018, as filed with the SEC on July 16, 2018.

2.	The Company's Definitive Proxy Statement with respect to the 2018 Annual Meeting of Stockholders held on October 4, 2018, as filed with the SEC on August 17, 2018.

3.	The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended July 31, 2018 and October 31, 2018, as filed with the SEC on September 10, 2018 and December 10, 2018, respectively.

4.	The Company’s Current Reports on Form 8-K filed on June 6, 2018, July 13, 2018, July 17, 2018, September 5, 2018, October 4, 2018 and December 6, 2018.

5.	The description of the Company’s Common Stock, $0.001 par value, is contained in the Company’s Registration Statements on Form 8-A and Form 8-B (Registration of Successor Issuers) including any amendments or reports filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Bylaws of the Registrant provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the Bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

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The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 10, 2018.

AVID BIOSERVICES, INC.

By:	/s/ Roger J. Lias, Ph.D.
Roger J. Lias, Ph.D.,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Roger J. Lias, Ph.D. and Daniel R. Hart, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Roger J. Lias, Ph.D.	President and Chief Executive Officer	December 10, 2018
Roger J. Lias	(Principal Executive Officer), and Director

/s/ Daniel R. Hart	Chief Financial Officer	December 10, 2018
Daniel R. Hart	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph Carleone, Ph.D.	Director	December 10, 2018
Joseph Carleone, Ph.D.

/s/ Mark R. Bamforth	Director	December 10, 2018
Mark R. Bamforth

/s/ Richard B. Hancock	Director	December 10, 2018
Richard B. Hancock

/s/ Joel McComb	Director	December 10, 2018
Joel McComb

/s/ Gregory P. Sargen	Director	December 10, 2018
Gregory P. Sargen

/s/ Patrick D. Walsh	Director	December 10, 2018
Patrick D. Walsh

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EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	2018 Omnibus Incentive Plan (Incorporated by reference to Exhibit A to Registrant's Definitive Proxy Statement filed with the SEC on August 17, 2018)

4.2	Form of Stock Option Award Agreement under 2018 Omnibus Incentive Plan *

4.3	Form of Restricted Stock Unit Award Agreement under 2018 Omnibus Incentive Plan *

5.1	Opinion of Counsel *

23.1	Consent of Independent Registered Public Accounting Firm *

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

* Filed herewith

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